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                                                                    Exhibit 99.2




                                  May 30, 2001


To the Common Stockholders of
       Roadway Express, Inc.

                  On May 29, 2001, the Board of Directors of Roadway Express, Inc. initiated a plan for reorganizing the corporate structure of Roadway Express, Inc. into a holding company organizational structure (the "Reorganization"). The Reorganization was accomplished on May 30, 2001.

                  We anticipate that the Reorganization will facilitate the administration and operation of the company. The name of the new holding company is Roadway Corporation. As a result of the Reorganization, Roadway Express, Inc. is now a subsidiary of Roadway Corporation. Roadway Corporation has the same certificate of incorporation, bylaws and Directors that Roadway Express, Inc. had immediately prior to the Reorganization. I will serve as Chairman and Chief Executive Officer of Roadway Corporation. In addition, the other principal officers will include: James D. Staley, President and Chief Operating Officer;
J. Dawson Cunningham, Executive Vice President and Chief Financial Officer; John
J. Gasparovic, Vice President, General Counsel and Secretary; and, Robert L. Stull, Vice President - New Venture Commerce.

                  Your outstanding shares of common stock of Roadway Express, Inc. ("Old Roadway Shares") have automatically been converted on a share-for-share, tax free basis into shares of Roadway Corporation ("New Roadway Shares"). As a result, the number of New Roadway Shares that you hold is identical to the number of Old Roadway Shares you held prior to the Reorganization. The New Roadway Shares have the same rights and terms as the Old Roadway Shares and will continue to be traded on the Nasdaq National Market system under the symbol "ROAD." It is not necessary for you to do anything at this time regarding your stock certificate(s) because your stock certificate(s) representing Old Roadway Shares are sufficient to represent your ownership in Roadway Corporation.

                                            Sincerely,

                                            /s/ Michael W. Wickham

                                            Michael W. Wickham
                                            Chairman and Chief Executive Officer